TRANSGLOBE ENERGY CORPORATION RECEIVES NASDAQ LETTER REGARDING NON-COMPLIANCE WITH MINIMUM BID PRICE REQUIREMENT

AIM & TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, April 23, 2020 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) was notified on April 20, 2020 by the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) that the closing bid price of the Company’s common stock for the last 30 consecutive business days from March 6, 2020 to April 17, 2020 did not meet the minimum bid price of $1.00 per share as set forth in Nasdaq Listing Rule 5450(a)(1) required for continued listing on Nasdaq (the “Minimum Bid Requirement”).

Pursuant to the Nasdaq Listing Rules, the Company has been provided with a compliance period of 180 calendar days from the date of notification in which to regain compliance with the Minimum Bid Requirement. Additionally, due to the ongoing volatility in the world financial markets, Nasdaq has determined to toll the compliance period for the Minimum Bid Requirement through June 30, 2020, and as a result, the Company has until December 28, 2020 to regain compliance with the Minimum Bid Requirement. If at any time prior to December 28, 2020 the closing bid price of the Company’s common stock is at least $1.00 for a minimum of ten consecutive business days, the Company will be considered by Nasdaq to have regained compliance with the Minimum Bid Requirement.

Additionally, if the Company does not regain compliance with the Minimum Bid Requirement by December 28, 2020, the Company may be eligible for an additional period of 180 days during which to achieve compliance, provided that the Company otherwise meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq other than the Minimum Bid Requirement, and provides written notice to Nasdaq of the Company’s intention to remedy the non-compliance during this second compliance period, by effecting a reverse stock split if necessary.  Nasdaq has the right not to grant the additional cure period if it appears to it that the Company will not be able to cure the deficiency or is not otherwise eligible.

TransGlobe will actively monitor its closing bid price during the compliance period and intends to take appropriate measures to remedy the deficiency and regain compliance with the Minimum Bid Requirement.

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

Advisory on Forward-Looking Information and Statements

Certain statements included in this news release constitute forward-looking statements or forward-looking information under applicable securities legislation. Such forward-looking statements or information are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes. Forward-looking statements or information typically contain statements with words such as "anticipate",

"believe", "expect", "plan", "intend", "estimate", "may", "will", "would" or similar words suggesting future outcomes or statements regarding an outlook. In particular, forward-looking information and statements contained in this document include, but are not limited to; compliance with the minimum bid requirements of Nasdaq or other listing criteria.

For further information, please contact:
TransGlobe Energy	Via FTI Consulting
Randy Neely, President and Chief Executive Officer
Eddie Ok, Chief Financial Officer

Canaccord Genuity (Nomad & Sole Broker)	+44 (0) 20 7523 8000
Henry Fitzgerald-O'Connor
James Asensio

FTI Consulting (Financial PR)	+44 (0) 20 3727 1000
Ben Brewerton	transglobeenergy@fticonsulting.com
Genevieve Ryan

Tailwind Associates (Investor Relations)
Darren Engels	darren@tailwindassociates.ca http://www.tailwindassociates.ca +1 403.618.8035 investor.relations@trans-globe.com http://www.trans-globe.com +1 403.264.9888